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                                  Exhibit 10(s)


November 15, 1996


Mr. Rory Cowan
281 Fairhaven Road
Concord, MA 01742


Dear Rory:

This letter will confirm your employment agreement with Interleaf, Inc. ("Company"). You have been elected and appointed the Company's President and Chief Executive Officer on an interim basis. From the date your appointment commences, November 15, 1996, you will receive bi-weekly compensation of $4,615.00 per period. It is agreed that you will work at least 2 days a week for the Company, and that it is our current mutual intent that your appointment continue for a period of at least two months. Should greater time and effort be required of you, your compensation will be adjusted on a pro-rata basis. You are also awarded an option to purchase 50,000 shares at an exercise price of $2.05 per share, with a vesting period of two months, all granted under the Company's 1993 Stock Option Plan. Once your option has vested, you shall have eighteen
(18) months to exercise it from the date you terminate your employment with the Company. You also agree that you will not be covered by the Company's Officer Severance Benefit Plan.

You will directly report to the Board of Directors.

The Company will also provide you with administrative support, at your election.

You shall receive no Company provided benefits.

Very truly yours,

/s/Clinton Harris
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Clinton P. Harris
Chairman, Compensation Committee


Agreed:


/s/ Rory Cowan
-----------------------
Rory Cowan    11/15/96